Exhibit 10.7
Execution Copy

RETIREMENT AND CONSULTING AGREEMENT
THIS RETIREMENT AND CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of December 15, 2014 (the “Effective Date”), by and between Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and Gregory E. Evans (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive and the Company are parties to that certain Employment Agreement effective as of June 5, 2009 (the “Employment Agreement”); and
WHEREAS, the Executive intends to retire from the Company, and the parties mutually desire to arrange for a separation from the Company and its affiliates and subsidiaries under certain terms, including the resolution of the parties’ rights under the Employment Agreement; and
WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment Until Retirement Date; Retirement.
A.    Resignation as Officer and Retirement Date. As of December 15, 2014 the Executive shall resign all officer positions with the Company and its affiliates and shall retire from his position as an employee of the Company (the “Retirement Date”).
B.    Waiver of Good Reason. The Executive agrees to waive any potential entitlement to benefits related to a resignation for “Good Reason” under the Employment Agreement. The Executive acknowledges and agrees that he is aware that he is waiving a legal right to claim that Good Reason has occurred under the terms of the Employment Agreement due to his voluntary entering into this Agreement and his resignation and retirement from the Company.
2. Retirement Benefits. The Company agrees to pay or provide, and the Executive agrees to accept, the benefits set forth in this Section 2 in consideration for the Executive’s service through the Retirement Date, satisfaction of any and all obligations under the Employment Agreement, and the Executive’s execution (without revocation) of the Waiver and Release as described in Section 5 below.
A.    Bonuses. Within 10 days after the Waiver Effective Date (as defined in Section 5 below), the Executive shall receive:

i.
a lump-sum cash payment equal to the product of (a) 80%, (B) the Executive’s annual base salary immediately prior to the Effective Date and (C) a fraction, the numerator of which is the number of days in calendar year 2014 through the Retirement Date and the denominator of which is 365; and

ii.     a lump-sum cash payment equal to $366,602.20.
The Executive shall not be eligible for any other bonus payments with respect to the 2014 calendar year or any subsequent calendar year.
B.    Stock Appreciation Rights. Any stock appreciation right that is outstanding and unvested as of the Retirement Date shall be amended to become fully vested and exercisable on the date this Agreement is fully executed and shall be exercised on the first business day after the date this Agreement is fully executed and any such stock appreciation right so exercised shall be settled in cash on the second business day after the date this Agreement is fully executed. A list of the Executive’s current outstanding unvested stock appreciation rights are set forth on Exhibit B.
C.    Restricted Stock Units.
i.    The Executive’s currently outstanding unvested awards of restricted stock units (other than the Performance Shares described in Section 2(D) of this Agreement) shall be amended such that the restricted stock units shall vest, notwithstanding the Executive’s intervening retirement, on the date specified in the applicable award agreement as if the Executive had not retired, provided that the Executive returns the Waiver and Release to the Company.
ii.    Subject to the last sentence of this subsection (ii), and provided the Waiver and Release is returned and not revoked by the Executive to the Company, the Company shall make a cash payment to Executive on the date that any such restricted stock units vest equal to the product of (i) (A) $60.18 less (B) Fair Market Value (as defined in the Company’s Incentive Plan) of a share of the Company’s common stock on such vesting date, if the difference between (A) and (B) is positive, and (ii) the number of shares vesting on such vesting date. The contingent cash payment that may be made under this Section (C)(ii) shall not be paid to Executive in the event that the shares vest as a result of either a Change of Control (as defined in the Executive’s Employment Agreement) or the death of the Executive.
iii.    A list of the Executive’s currently outstanding unvested awards of restricted stock units are set forth on Exhibit B.
D.    Performance Shares. The Executive’s currently outstanding unvested award of performance shares shall be amended such that the performance shares shall vest, notwithstanding the Executive’s intervening retirement, on the date specified in the applicable award agreement, in an amount equal to the number of shares that would have vested based on actual achievement of the performance conditions specified therein had the Executive’s employment with the Company not terminated. The performance shares shall be settled in accordance with the terms of the applicable award agreement. Executive’s currently outstanding award of performance shares is set forth on Exhibit B.
E.    Reimbursements. The Executive shall be entitled to receive reimbursement for all reasonable and documented expenses incurred by the Executive prior to the Retirement Date in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for similarly situated senior executives of the Company and its affiliated companies. All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement and in a format and manner consistent with the Company’s expense reporting policy.
F.    Medical Continuation. The Executive currently receives group health, vision and dental plan coverage, but in partial consideration of payment of the sum set forth in Section 2(A)(ii) above, hereby waives any right, express or implied, as to any subsidy by the Company for continuing coverage under the Company’s group health, vision and dental plan in accordance with the applicable plan terms and as required by Section 4890B of the Internal Revenue Code (“COBRA”) and acknowledges that any continuation of COBRA coverage shall be at the Executive’s sole cost and expense.
3. Engagement as Consultant: Following the Retirement Date, the Company agrees to retain the Executive commencing on the day following his retirement, as an independent consultant, and the Executive agrees to render consulting services for a period mutually determined by the Company and the Executive, unless such consulting arrangement is terminated earlier pursuant to Section 3(E) hereof (the “Consulting Term”).
A.    Terms and Responsibilities. During the period of his service as an independent contractor hereunder, the Executive shall devote such of his time and his efforts as may be required by the Company from time to time to perform his duties hereunder.
B.    Duties. The Company hereby engages the Executive to provide during the Consulting Term such services of a consulting or advisory nature as the Company may reasonably request with respect to its business. The Executive will primarily provide consulting services with respect to geological and geophysical evaluation of prospective and currently existing plays and projects. The parties currently expect that the Executive will devote at least 20% of his business time to performing services for the Company hereunder each month. The Executive shall act solely in a consulting capacity hereunder and shall not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company. The Executive shall not be an employee of the Company during the Consulting Term, but shall act in the capacity of an independent contractor. The Company shall not exercise control over the detail, manner or methods of the performance of the services by the Executive during the Consulting Term.
C.    Remuneration. As full and complete compensation for any and all services which the Executive may render during the Consulting Term:
i.    The Company shall pay the Executive a monthly consulting fee at the rate of $29,166.66 per month.
ii.    Except as is expressly provided in this Agreement, the Executive shall not receive nor be entitled to participate in any benefits or benefit plans with respect to the work done during the Consulting Term. During the Consulting Term, the Executive shall be provided reasonable access to office space and secretarial services at the Company’s headquarters, and shall be reimbursed for reasonable expenses directly related to his consulting duties.
D.    Terms of Payment. The Executive shall from time to time submit invoices for any reasonable and necessary reimbursable expenses to the accounts payable department of the Company. Each invoice shall detail said expenses incurred by the Executive in performing his obligation under the Agreement and include any other information the Company reasonably requests. Payment for said invoiced amounts shall be paid by the Company within 15 days after receipt of invoice by the Company. Should the Company dispute any portion of the Executive’s monthly invoice, the Company shall pay the undisputed portion of the invoice and advise the Executive in writing of the disputed portion. The parties will cooperate in good faith to resolve any disputed portions.
E.    Termination of Service. The Executive’s engagement as a consultant will terminate automatically upon the Executive’s death, or upon the Executive’s disability rendering him unable to perform services hereunder for a period of 60 days; provided that the payments and benefits described in Section 3(C) hereof shall continue to inure to the benefit of the Executive or the Executive’s spouse or beneficiary (as applicable). Either the Company or the Executive may terminate the Executive’s engagement as a consultant hereunder for any reason upon fourteen days written notice for any reason. Upon any termination or expiration of the Executive’s engagement as a consultant hereunder, the Executive shall continue to be subject to the provisions of Sections 4, 5, 6 and 7 hereof (it being understood and agreed that such provisions shall survive any termination or expiration of the Executive’s engagement as a consultant hereunder for any reason).
4. Restrictive Covenants.
A.    Confidential Information; Noncompete; Nonsolicit. As a material inducement to the Company to enter into this Agreement, the Executive agrees that the provisions of Section 8 of the Employment Agreement remain in full force and effect, and the provisions of Section 10 of the Employment Agreement remain in full force and effect.
B.    Nondisparagement. The Executive agrees that prior to the end of the Consulting Term and for a period of one year following the end of the Consulting Term (the “Restrictive Period”) he shall not (i) criticize or disparage, publicly or privately, the Company or any affiliate in a manner intended or reasonably calculated to result in substantial public embarrassment to, or material injury to the reputation of, the Company or any affiliate in any community in which the Company or any affiliate is engaged in business; (ii) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or intentionally assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against the Company or any affiliate; (iii) intentionally commit damage to the property of the Company or any affiliate or otherwise engage in any misconduct which is intentionally injurious to the business or reputation of the Company or any affiliate; or (iv) take any other action, or assist any person in taking any other action, that is intentionally and materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company or any affiliate; provided, however, that the Executive will not be in breach of the covenant contained in (ii) above solely by reason of his testimony which is compelled by process of law or in taking any action to secure his rights under this Agreement as otherwise contemplated herein.
5. Waiver and Release. In consideration for the Executive’s execution of and compliance with this Agreement, including but not limited to the provisions of Section 4, and the execution of the Waiver and Release attached hereto as Exhibit A, the Company shall provide the consideration set forth above in Section 2. This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution (the “Waiver Effective Date”), by the Executive of the attached Waiver and Release agreement, no earlier than the Retirement Date and no later than the date 21 days after the Retirement Date. The Company’s obligation to make any payments otherwise due under Section 2 shall cease in the event the Executive fails to comply with the terms of this Agreement or the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release agreement, provided that such payments shall accrue from the Retirement Date. If the Executive revokes the Waiver and Release before the Waiver Effective Date, the Executive shall forfeit all unvested equity awards and shall repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the amounts previously paid to the Executive under Section 2 of this Agreement.
6. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or any of its affiliates or the representatives, vendors or customers thereof that pertain to the business of the Company or any of its affiliates shall be and remain the property of the Company or any such affiliate, as the case may be, and be subject at all times to the discretion and control thereof. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or its affiliates that are collected or held by the Executive shall be delivered promptly to the Company or its affiliate, as the case may be, on or prior to December 31, 2014 or such other date as the Company may indicate.
7. Nonassignability. Except for those rights that may accrue to the Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.
8. Entire Agreement; Modification. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter including, without limitation, the Employment Agreement, except to the extent of specific provisions thereof expressly incorporated into this Agreement. No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement. In particular, the Executive acknowledges and agrees that he is not entitled to receive from the Company any incentive or other compensation or payment related to his services to the Company or the termination thereof, other than the consideration specifically set forth herein. Notwithstanding the foregoing, to the extent that any matter is not specifically addressed in this Agreement, then any terms of the Employment Agreement which address such matter shall remain in effect and be incorporated into this Agreement up to and until the Retirement Date.
9. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.
10. Resolution of Disputes. The terms of Section 6 of the Employment Agreement regarding resolution of disputes shall apply to this Agreement (i) as if the obligations and payments provided hereunder were provided under the Employment Agreement and (ii) as if the consulting services provided hereunder constituted employment under the Employment Agreement.
11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:
To the Company:

Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, TX 77002
Fax Number: (713) 358-6286
Attention: Corporate Secretary
To the Executive, at the address and fax number of record in the Company’s file.
All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
12. Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.
13. Federal Income Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes to the extent required pursuant to any law or governmental regulation or ruling.
14. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
16. Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
17. Section 409A Compliance.
A.    Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.
B.    All reimbursements pursuant to this Agreement shall be made in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv) such that the reimbursements will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, the amounts reimbursed under this Agreement during the Executive’s taxable year may not affect the amounts reimbursed in any other taxable year (except that total reimbursements may be limited by a lifetime maximum under a group health plan), the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement is not subject to liquidation or exchange for another benefit.
18 Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the State of Texas. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
19. Terms. The term “affiliate” means any subsidiary, any officer, director or employee of the Company or any subsidiary, and any former officer, director or employee of the Company or any subsidiary.
20. Successor Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
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IN WITNESS WHEREOF, the parties have executed this Agreement on December 3, 2014, but effective as of the date and year first above written.
CARRIZO OIL & GAS, INC.

By:    /s/ S.P. Johnson IV
S.P. Johnson IV
President and Chief Executive Officer

EXECUTIVE

By:    /s/ Gregory E. Evans
Gregory E. Evans

Exhibit A
Dated: ________, 2014
WAIVER AND RELEASE
In exchange for the consideration (the “Benefits”) offered under the Retirement and Consulting Agreement between me and Carrizo Oil & Gas, Inc., (the “Company”), dated December 3, 2014 (the “Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Carrizo Oil & Gas, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company and (4) any rights which cannot be waived or released as a matter of law.
I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.
In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Gerry Morton, Carrizo Oil & Gas, Inc., 500 Dallas Street, Suite 2300, Houston, Texas 77002, facsimile number: (713) 358-6286, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name                Company Representative

Employee’s Signature                    Company’s Execution Date

Employee’s Signature Date

Exhibit B
List of Outstanding Stock Appreciation Rights, Restricted Stock Units and Performance Shares

Outstanding Unvested Stock Appreciation Rights
Grant Date        Number of SARs
05/18/12             2,677
06/18/13            12,993

Outstanding Unvested Restricted Stock Units

Grant Date        Number of RSUs
05/18/12            8,796
06/14/13            19,202
03/12/14            14,823

Outstanding Unvested Performance Shares

Grant Date        Number of PSUs
03/28/14             3,465

B-1